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                                                                    Exhibit 15.1

August 26, 2004

Board of Directors
Atmos Energy Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Atmos Energy Corporation for the registration of $2,200,000,000 of its debt securities or common stock of our reports dated February 6, 2004, May 10, 2004, and August 9, 2004 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Forms 10-Q for the quarters ended December 31, 2003, March 31, 2004 and June 30, 2004.

/s/ ERNST & YOUNG LLP

Dallas, Texas